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                                                                   Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

                    This Agreement, made this 8th day of December, 1995, by and between NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation ("Buyer") and TRANS UNION CORPORATION, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

                    Seller operates a third party consumer accounts collection business (the "Business"). The Seller maintains offices for the Business in Hutchinson and Wichita, Kansas; North Olmstead, Ohio; and Springfield, Pennsylvania and has sales representatives in Jackson, Mississippi and Birmingham, Alabama. Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase from Seller substantially all of the assets of the Business including, but not limited to, accounts receivable client files, including client contracts, client lists, operating and certain real estate (specifically mentioned in paragraph 4 of this Agreement) leases of the Business, office equipment, furniture, fixtures, fixed assets, supplies, supplier lists, books and records of the Business and such other assets and rights as are more fully described herein.

                    NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein and intending to be legally bound hereby, agree as follows:

                    1. Purchase and Sale, Excluded Assets. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets and rights relating to Seller's Business as follows:

                       1.1 All client lists, client files and any other information regarding clients of the Business in the possession of Seller.

                       1.2 All of Seller's equipment, machinery, furniture, fixtures, signs and other fixed assets, supplies and other assets owned by Seller and used in connection with the Business (the "Equipment") as more specifically described in Schedule 1.2 hereof.

                       1.3 All oral or written contracts ("Contracts") including, but not limited to, collection services contracts with clients of the Business, insurance contracts that Buyer wishes to assume and continue and such specific employee arrangements as shall be determined by and identified by Buyer on Schedule 1.3 hereof.

                                       (2)

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                       1.4  All operating and real estate (as provided in
paragraph 4) leases of the Business.

                       1.5  All of the Seller's goodwill in the Business.


                       1.6 All books and records, including but not limited accounting books, of the Business.

                       1.7 Accounts receivable of the Business of not less than $819,000 (the "Accounts Receivable"). The Accounts Receivable shall be net of a bad debt allowance which is consistent with methodology previously used by Seller for bad debt allowances. Seller warrants that it is not aware of any receivables that are uncollectible in excess of the stated allowances.

                       1.8 The Accounts Receivable, personal property, the Equipment, Contracts, operating leases, real estate leases (as provided in paragraph 4) and such other assets of Seller as shown to Buyer on Seller's Audited Financial Statements for 1993 and 1994 and Reviewed Financial Statements for 1995 and represented as being included in this transaction herein or to be purchased by Buyer hereunder are hereinafter sometimes collectively referred to as the "Assets".

                                       (3)

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                       1.9  All of the Assets shall be sold and assigned to
Buyer free and clear of any liens, security interests or other encumbrances of any kind or nature except as is otherwise disclosed hereon or as is more fully described on Schedule 1.9 hereof.

                       1.10 This sale does not include cash on hand, accounts payable of the Business, notes payable or any other intangible assets not otherwise referred to in this paragraph 1.

                    2. Purchase Price and Payment.

                       2.1 The purchase price (the "Purchase Price") for the Assets shall be $4,750,000, and shall be allocated as follows:

                       Client lists and files, Contracts
                       and Goodwill                                $_________
                       Equipment, Furniture,
                       and Accounts Receivable                     $_________

                       2.2  The Purchase Price shall be paid as follows:

                            (a) $50,000 as a deposit (the "Deposit") upon
execution hereof, to be held by Buyer's counsel in escrow until closing or the termination hereof in accordance with the terms of this Agreement;

                            (b) $4,700,000 shall be paid at Closing (as
hereinafter defined) by certified or bank cashier's check or by wire transfer.

                                       (4)

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                       2.3  Seller and Buyer agree to respect the allocations
set forth in Paragraph 2.1 hereof for tax purposes and to cause all tax returns and other documents filed with the Internal Revenue Service or any other tax collection agency to be consistent with such allocation.

                    3. Use of Seller's Name. In connection with the transition of the Business from Seller to Buyer, Buyer shall, for a period of one (1) year following Closing, have the right to advise customers of the Business that Buyer is the successor in interest of Seller or that it was "formerly known as Trans Union Corporation." During said one (1) year period, Buyer shall have the right to use the Seller's name where reasonably required in order to assure a smooth transition of the Business.

                    4. Premises Leases. Subject to Landlord's approval where required by a premises lease, Buyer shall sublease Seller's office space for its Wichita, Kansas and North Olmstead, Ohio offices at a gross rent of $15.50 per square foot and at a gross rent of $12.50 per square foot, respectively. Such subleases shall have a term of five (5) years following the Closing Date (as hereinafter defined) but may be terminated by Buyer upon ninety (90) days prior written notice to Seller before Closing and one hundred eighty (180) days written notice after Closing. Buyer and Seller agree that Buyer shall vacate the Seller's Springfield, Pennsylvania office not later than February 28, 1996.

                                       (5)

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Attached hereto as Schedules 4A and 4B are copies of the leases for the Wichita and North Olmstead offices.

                    5. Conditions Precedent to Closing. Closing hereunder shall be, and is subject to, and conditioned upon the following:

                       5.1 The receipt by Buyer of Seller's "audited" financial statements for the years 1993 and 1994, "reviewed" financial statements for the months, January through and including September, 1995, on or before November 28, 1995 and a final audited financial statement for 1995 on or before February 28, 1996.

                       5.2 The parties hereto shall work together to determine which of Sellers employees will become employee's of Buyer, subject to Buyer's sole determination, and Seller shall assist in obtaining written consent to the transfer from employees, as may be required. The parties further agree that between the date this transaction is made public and march 31, 1996, Seller shall be prohibited from hiring any employees of the Business without the prior written consent of Buyer.

                       5.3 The oral or written representations and warranties of Seller and of Buyer shall be true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on that date and Buyer and Seller shall each have performed all covenants and agreements required under this Agreement to be performed prior to Closing.

                                       (6)

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                       5.4  Buyer obtaining Uniform Commercial Code searches
from each state and county that Seller has an office which indicate that the Assets are free and clear of all liens and encumbrances.

                    6. Access to Information; Confidentiality.

                       (a) Seller has granted Buyer a sixty (60) day due diligence period effective October 24, 1995 (the "due Diligence Period"). During the Due Diligence Period, Seller shall permit Buyer and its employees, agents, counsel and accountants and other representatives, from the date hereof to the Closing Date, to have access upon reasonable notice in a manner not disruptive of Seller's business during normal business hours, at Seller's main and branch offices, to all books, records, client lists, client files, other information regarding clients, supplier lists, financial and accounting records, and all other books and records relating to the Seller's business, and the properties and the Assets of the Seller being sold hereunder. During the Due Diligence Period, upon request by Buyer, Seller shall use its best efforts to provide Buyer with file layouts and such other computer information to permit Buyer to commence preparation for the transfer of the Business. Seller shall be responsible for any cost of obtaining such layouts, not to exceed $25,000. Until the Closing Date, or in the event of the termination of this Agreement without consummation of the transactions contemplated hereby, Buyer will hold confidential and not make use of any information obtained from the Seller.

                                       (7)

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If this Agreement is terminated, promptly after such termination, all documents, work papers or other written material obtained from Seller, or its representatives, under this Agreement and not theretofore made public (including all copies thereof) shall be returned to Seller. During the Due Diligence
Period, Buyer may terminate this Agreement only if Buyer discovers that any financial information previously given to it by Seller that is material to Buyer's decision regarding this transaction is materially untrue or inaccurate. Upon such termination, the Deposit shall be returned to Buyer.

                       (b) The foregoing to the contrary notwithstanding, Buyer has disclosed to Seller and Seller acknowledges that it is aware that Buyer has entered into an agreement with CRW Financial, Inc. ("CRW") whereby CRW and Buyer intend to combine their businesses in the early part of 1996. CRW is a publicly held company and accordingly the audited/reviewed financial statements of Seller, prepared by Ernest Young, may be used in publicly disclosed documents, including but not limited to SEC filings, state securities filings, from 10 Q, form 10K, form 8K, and documents related to the public sale of securities (Prospectus). Seller hereby authorizes Buyer's use of Seller's information as described above. Buyer hereby agrees to pay any cost associated with Ernest & Young permitting their opinion to be used in such public documents, as well as the reasonable cost of any outside counsel hired by Seller to review said documents.

                                       (8)

                    7. Seller's Representations, Warranties and Agreements. Seller hereby represents and warrants to Buyer as follows:

                       7.1 Seller is a corporation duly organized and existing and subsisting in good standing under the laws of the state of Delaware and has the corporate power and authority to conduct the Business and own the Assets. Seller has not operated the Business under any name other than Seller's corporate name. Seller has good and marketable title to each and all of the Assets, free and clear of all liens, security interests, pledges, restrictions and encumbrances whatsoever except as is otherwise disclosed and acceptable to Buyer.

                       7.2 Seller has the corporate power to sell, assign, transfer and deliver the Assets; the execution, delivery and performance of this Agreement by Seller has been duly authorized by Board of Directors and in accordance with Seller's Bylaws; and this Agreement constitutes the valid and binding obligation of Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights and except as specific enforceability may be limited by the principles of equity.

                                       (9)

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                       7.3  The consummation of the transactions contemplated by
this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Seller's Articles of Incorporation or By-laws or any agreement or other instrument to which Seller is a party or by which it is bound, or under any provision of any applicable law, regulation, statute or ordinance or any order, of any court or other governmental agency.

                       7.4 Seller has not negotiated or entered into any other contract or agreement to sell, encumber by lien, hypothecate, or otherwise dispose of any of the Assets.

                       7.5 Schedule 7.5 constitutes a true, correct and complete list of all Seller's client lists and client files owned by Seller and/or used by it in connection with the Business.

                       7.6 Except to the extent reflected in Schedule 7.6 attached hereto, all furniture, fixtures, machinery, and office and systems to be purchased and sold hereunder are and will be on the Closing Date in good working order, reasonable wear and tear excepted, and at Closing, Seller shall have good and marketable title to all of the Assets to be sold herein, subject to no liens, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax

                                      (10)

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liabilities due or to become due except as is otherwise disclosed and acceptable to Buyer.

                       7.7 Schedule 7.7 is a true, correct and complete list of all material Contracts to which Seller is a party or by which Seller is bound. Seller has delivered to Buyer a true and correct copy of each of such Contracts which is in writing and a written description of the pertinent terms of each material oral Contract. Schedule 7.7 shall also contain a notation regarding the assignability of each such Contract, and where required, shall obtain written approval of assignment to Buyer. Other than Contracts requiring written approval of assignment, the assignment of all Contracts in connection herewith is permissible and shall not cause a default thereunder.

                       7.8 There is no litigation or proceedings pending, or threatened to the knowledge of Seller, relating to the Business, or any of the Assets; Seller has no knowledge of any basis for any such action which might materially and adversely affect the Business or the Assets being sold hereunder or the consummation of the transactions contemplated herein; and there is no outstanding judgment, decree or order against Seller which affects Seller or the Business or the Assets. Seller shall, immediately, notify Buyer of any fact or matter which may adversely affect the Business, the Assets and Seller's ownership thereof which arises prior to Closing. The foregoing notwithstanding,

                                      (11)

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Seller acknowledges that there are two (2) class action suits against Seller and the Business as well as other actions which may be pending in the normal course of Seller's operation of the Business. These liabilities are not the responsibility of Buyer.

                       7.9 Except as set forth on Schedule 7.9, Seller is not a party to any written contracts of employment in connection with the Business; and Seller is not a party to any collective bargaining agreements which effect the Business.

                       7.10 Except as set forth on Schedule 7.10, Seller does not have and none of its employees are covered by any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, scheme, arrangement or practice, or any other employment plan, whether formal or informal which may effect Buyer or the Business.

                       7.11 The Assets (fixed assets and other tangible) owned or leased by the Seller in connection with the Business and all aspects of the Business are and will continue to be adequately insured against fire, casualty and liability to the Closing Date. Buyer and Seller acknowledge that Seller self insures the Assets, and therefore, Seller shall assume all risk of loss related to damage to the Assets until Closing.

                                      (12)

                       7.12 Seller has, to the best of its knowledge, operated the Business in compliance with all applicable Federal, state and local laws, ordinances and regulations, including, but not limited to the Federal Fair Debt Collection Practices Act. Seller has not, except as disclosed in Schedule 7.12 in connection with the use, ownership or operation of the Business or the Assets, received any notice of any suspected or claimed violation of any law, regulation or ordinance.

                       7.13 All trade creditors of the Business hall be paid in full prior to or with a portion of the Purchase Price at Closing. Further, except as set forth on Schedule 7.13, all clients of the business shall be remitted to and paid in full as of the Closing. Arrangements acceptable to Buyer shall be made at Closing regarding clients listed on Schedule 7.13.

                       7.14 Seller has all necessary permits, licenses and authorizations required for the ownership of the Assets and the operation of the Business in all jurisdictions in which it is doing business ("Licenses"); and all Licenses are listed on Schedule 7.14 hereto, are in full force and effect as of the date hereof and will continue to be in full force and effect through the Closing Date, and copies of all such Licenses will be delivered to Buyer within seven (7) days before Closing. It is hereby acknowledged by the parties that
Schedule 7.14 is for informational purposes only and that the Licenses are not being assigned to Buyer together with the Assets.

                                      (13)

                       7.15 All Federal, state and local taxes relating to the Business or the Assets have been or by the Closing Date will be paid to the extent due except to the extent the same are being contested in good faith by Seller with adequate reserves therefore.

                       7.16 To the best knowledge of Seller, since September 30, 1995 there has been no material adverse change in, or condition which might materially adversely affect, the Business (financial or otherwise), or the properties, Assets or business prospects of the Business.

                       7.17 The representations or warranties of Seller in this Agreement do not contain and will not contain any untrue statement or omit or will omit to state a material fact necessary to make the statements therein not misleading. Seller's representations and warranties contained in this Agreement shall be true and correct at the time of Closing as though such representations and warranties were made on and as of such Closing Date.

                    8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

                       8.1 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

                                      (14)

                       8.2 The execution and delivery of this Agreement to the Seller and the purchase of the Assets and Business have been duly authorized by Buyer's Board of Directors and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights and except as specific enforceability may be limited by principles of equity.

                       8.3 Certified copies of resolutions of the Board of Directors of Buyer authorizing the transactions set forth in this Agreement, together with a copy of each of Buyer's Articles of Incorporation and By-laws certified by Buyer's Secretary, and a good standing certificate issued by the Secretary of State of Pennsylvania dated within twenty (20) days of Closing will be provided on the date of Closing hereinabove specified.

                       8.4 The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Buyer's Articles of Incorporation or by-laws, or any agreement to which Buyer is a party or by which it is bound, or any provision of law, order of any court or other governmental agency.

                                      (15)

                       8.5 There is no litigation or proceedings pending, or threatened to the knowledge of Buyer, nor does Buyer know of any basis for such action which would materially or adversely affect Buyer's ability or right to perform any of its obligations hereunder or consummate the transactions contemplated herein.

                       8.6 All financial documentation provided by Buyer to Seller in connection with this transaction are true and correct.

                       8.7 Buyer's business operation is in good standing and economically stable. Buyer is not aware of any fact or matter which could materially and adversely affect the business or the assets of Buyer.

                       8.8 The representations and warranties of Buyer in this Agreement do not contain and will not contain any untrue statement or omit or will omit to state a material fact necessary to make the statements therein not misleading. Buyer's representations and warranties contained in this Agreement shall be true and correct at the time of Closing as though such representations and warranties were made on and as of such Closing Date.

                                      (16)

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                    9. Covenants of Seller Regarding Conduct of Business Pending
Closing. Seller covenants and agrees that until Closing, regarding the Business, unless otherwise agreed to in writing by Buyer, Seller and its officers and directors, where required shall:

                       9.1 Continue the operation of the Business in the ordinary course consistent with current business practices, and will not engage in any sale or enter into any transaction other than in the ordinary course of Seller's business.

                       9.2 Maintain its current insurance coverages in full force and effect insuring the Assets and the Business to be sold to Buyer pursuant to this Agreement; and Seller shall promptly notify Buyer in writing of any loss, damage and/or claim regarding any Asset or the Business.

                       9.3 Not enter into any contract, agreement, lease or commitment pertaining to the Business without the prior consent of Buyer.

                       9.4 Use their best efforts to preserve the business of the Business and to maintain all equipment, machinery, records and files related thereto in good working order and condition; and shall use its and their best efforts to keep available for Buyer all of the present employees of the Business and to preserve for the benefit of the Buyer the goodwill of clients, customers,

                                      (17)
suppliers and others having business relationships with Seller in connection with the Business.

                       9.5 Seller shall maintain its furniture, fixtures, equipment and machinery in good working order and repair through the Closing Date, ordinary wear and tear excepted, and Seller shall not dispose of any items of tangible property without the prior written consent of Buyer.

                       9.6 Maintain or increase its present business hours, but not reduce its business hours from the level currently maintained.

                   10. Restrictive Covenant.

                       10.1 Seller covenants and agrees that, for a period of five (5) years from the Closing Date, Seller shall not, directly or indirectly, anywhere in the United States, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise any business engaged in the debt collection business or interfere in any manner with the business operated by Buyer, including Buyer's operation of the Business.

                                      (18)

                       10.2 The restrictions set forth in subparagraph 10.1 above, notwithstanding, Seller shall be permitted to continue its credit bureau business. If, at any time, Seller acquires a credit bureau business which includes as part of its business a debt collection business, the restriction set forth in subparagraph 10.1 above shall apply and Seller shall not be permitted to operate such debt collection business including during the period that Seller is attempting to sell that business to Buyer or a third party as herein provided. Buyer shall, during the five (5) year restriction period, have a right of first refusal to purchase the collection business portion of any credit bureau business acquired by Seller. If Buyer does not purchase such collection business, Seller shall be required to sell the collection business portion of any acquired credit bureau to a third party or terminate and close the debt collection part of the acquired business. Furthermore, Seller shall be permitted to continue to market its letter series, known as "Collets," in connection with its credit bureau business only. Collets is a collection letter series sold by Seller to its customers. Collets shall not be used as a vehicle for third party collection services but does constitute a letter coming from Seller to consumers asking them to pay a creditor an outstanding balance, or a letter from a creditor to the customer which is facilitated by Seller. Seller's involvement in the collection of accounts through the Collets process shall be no more than that required to comply with the Fair Debt Collection Practices Act.

                                      (19)

                       10.3 Seller agrees that the remedy at law for any breach of the foregoing paragraph will be inadequate and that Buyer will be entitled to temporary or permanent injunctive relief in respect to a breach of the covenant and specific performance in respect to a breach of the right of first refusal, without the necessity of proving actual damage to Buyer. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Seller. If the period or the scope of any of the foregoing restrictions should be adjudged unreasonable in any court or arbitration proceeding, then the period of time shall be reduced by such number of months or the scope shall be reduced by the elimination of such portion thereof as is deemed unreasonable so that the foregoing provisions may be enforceable during such period of time and such scope as is adjudged to be reasonable.

                       10.4 The provisions of this paragraph 10 and each subparagraph hereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions of this paragraph or this Agreement.

                                      (20)

                   11. Liabilities. Except as specifically set forth in this Agreement and except with respect to Contracts assigned to and assumed by Buyer, Buyer is not assuming any obligations or liabilities of Seller, whether related to the Business or otherwise, and Seller shall promptly pay, satisfy or discharge all such liabilities.

                   12. Indemnification.

                       (a) Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, from, against and in respect of:

                           (i)   any loss, damage, expense or deficiency that
Buyer may incur and any claim that may be made against Buyer arising out of or resulting from: (A) any misrepresentation, breach or incorrectness of any representation or warranty made by Seller herein, or the omission from any such representation or warranty of any statement of fact necessary to make such representation or warranty not misleading; (B) nonfulfillment of any agreement on the part of the Seller; (C) any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer under this Agreement; (D) any act or omission of Seller before Closing regarding any obligation under any of the Contracts of Seller assumed by Buyer hereunder or otherwise relating to the Business or to any of the Assets transferred to Buyer at Closing under this Agreement; (E) the claims of all or any creditors or clients of Seller and for any of the obligations or liabilities of Seller previously or hereafter asserted against Buyer or the Assets of Seller acquired by Buyer under this Agreement for any and all periods prior to Closing; and

                                      (21)

                           (ii)  all actions, suits, proceedings, demands
assessments, judgments, attorney's fees, costs and expenses incident to any of the foregoing.

                       (b) Buyer shall indemnify, defend and hold harmless the Seller, its successors and assigns, from, against and in respect of any loss, damage, expense or deficiency that any of them may incur and any claim that may be made against any of them arising out of or resulting from any act or omission of Buyer after Closing. This indemnification shall include all actions, suits, proceedings, demands assessments, judgments, attorney's fees, costs and expenses incident to any of the foregoing.

                   13. Closing Date. Closing hereunder shall be held no earlier than January 3, 1996 (hereinafter after referred to as the "Closing" or the "Closing Date") at the offices of Joshua Gindin, Esquire, 1700 Two Logan Square, Philadelphia, Pennsylvania, or such other date, time and place upon which Seller and Buyer may jointly agree.

                   14. Delivery of Documents. At Closing, the parties shall deliver documents, instruments and other materials for the transactions provided for herein as follows:

                                      (22)

                       14.1 Seller shall execute and/or deliver to Buyer:

                            a. A Bill of Sale and Assignment transferring the
Assets, which Bill of Sale and Assignment shall warrant title to Buyer free and clear of all liens and encumbrances of every kind and nature.

                            b. A list of all employees, their rates of pay,
including base pay, and any incentive, commission or bonus plans, and setting forth all employee benefits, if any.

                            c. An Incumbency Certificate for Seller's Officers.

                            d. Certified Resolutions of Seller's Board of
Directors authorizing the sale of the Assets and the execution and delivery of this Agreement and all other documents and instruments required to be delivered hereunder.

                            e. A copy of Seller's Articles of Incorporation and
By-laws certified by Seller's Secretary or Assistant Secretary.

                            f. A Good Standing Certificate for Seller issued by
the Secretary of State of each state in which Seller is authorized to do business and dated within twenty (20) days of Closing.

                                      (23)

                            g. A Certificate executed by Seller's President and
attested by Seller's Secretary or Assistant Secretary, stating that all of the representations and warranties made by Seller are true and correct as of the Closing Date; and

                            h. Such other documents and instruments as Buyer
and its counsel may reasonably require.

                       14.2 Buyer shall deliver or cause to be delivered to
Seller:

                            a. Buyer's certified or bank cashier's check or
wire transfer in the amount of the Purchase Price, subject to any adjustments pursuant to paragraph 2.2(a) above.

                            b. An Incumbency Certificate and Certified
Resolutions of Buyer's Board of Directors authorizing the purchase of the Assets and the execution and delivery of this Agreement and all other documents and instruments required to be delivered hereunder.

                            c. Such other documents and instruments as Buyer is
required to deliver to Seller under this Agreement.

                                      (24)

                   15. Survival Representations, Warranties and Agreements. All representations, warranties and agreements provided for in this Agreement shall survive the Closing Date for a period of three (3) years, except that the condition precedent requiring audited 1995 financial statements, as set forth in paragraph 5.2 and the covenants set forth in paragraph 10 hereof shall survive for the period set forth therein.

                   16. Brokers. Each of the parties represents and warrants to the other that all negotiations to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party, and no other third party has or could have any valid claim against either of the parties for a brokerage commission, finder's fee or other like payment.

                   17. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered or mailed by certified or registered mail, return receipt requested, or by facsimile, or delivered by overnight delivery service, to the party to receive notice at the address set forth below for such party or to such other address as any party shall, by ten (10) days prior notice, direct.

                                      (25)

                  If to Seller                    555 West Adams
                                                  Chicago, IL  60661
                                                  Attn:  David Emery

                  With a copy to:                 Oscar Marquis, Esquire
                                                  555 West Adams
                                                  Chicago, IL  60661

                  If to Buyer:                    NCO Financial Systems, Inc.
                                                  1740 Walton Road
                                                  Blue Bell, PA  19422
                                                  Attention:  Michael Barrist,
                                                              President

                  With a copy to:                 Joshua Gindin, Esquire
                                                  1700 Two Logan Square
                                                  Philadelphia, PA  19103

                   18. Further Assurances. Each party shall, upon the reasonable request of the other party, take such action and execute and deliver such documents as may be reasonably necessary or appropriate to effectuate the terms of this Agreement and consummate the transactions contemplated hereby.

                   19. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

                   20. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Agreement shall not be assigned by either party without the prior written consent of the other. The foregoing notwithstanding, in the event that Buyer and CRW

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complete their business combination prior to the Closing Date, Buyer shall have the right to assign its rights and obligations under this Agreement to CRW without the required written consent of Seller.

                   21. Entire Agreement; Amendment. This Agreement, contains the entire understanding between the parties hereto, no other representations, warranties or covenants having induced any party to execute this Agreement, and this Agreement is intended to, and shall, supersede all prior or contemporaneous agreements, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed on behalf of the party to be charged.

                   22. Responsibility for Costs.

                       22.1 Each of the parties hereto shall be responsible for all costs and expenses incurred by each of them in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' and accountants' fees.

                       22.2 In the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

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

                   23. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                                        Buyer:

Attest:    (Seal)                       NCO FINANCIAL SERVICES, INC.


______________________________          By:_____________________________
Title_________________________               Michael Barrist, President


                                        Seller:

Attest:    (Seal)                       TRANS UNION CORPORATION


______________________________          By:_____________________________
Title_________________________

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